EXHIBIT 5.2

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: John V. Del Col

24 November 2015	Our Ref: 7214-006

Dear Sirs/Madams,

Endurance Specialty Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a public offering of depositary shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in the Company’s 6.350% Non-Cumulative Preferred Shares, Series C, of par value US$1.00 per share, having an aggregate liquidation preference of $230 million (the “Preferred Shares”), under the registration statement filed on 12 December 2014 by the Company with the United States Securities and Exchange Commission (the “Commission”) on Form S-3ASR (File No. 333-200914) and related documents (the “Registration Statement”) under the Securities Act of 1933 of the United States (the “Securities Act”) pursuant to the offering document dated 17 November 2015 (the “Preliminary Prospectus Supplement”) which supplements the prospectus dated December 12, 2014 (the “Prospectus”) and a certificate of designations (the “Certificate of Designations”) dated 24 November 2015.

For the purposes of this opinion we have examined and relied upon copies of the documents listed below and made such enquires as to questions of Bermuda law as we have deemed necessary in order to give the opinions below.

We have also examined and relied upon:

(a)	a copy of the certificate of incorporation dated 28 June 2002, memorandum of association subscribed on 25 June 2002 and the bye-laws of the Company (the “Company’s Constitutional Documents”);

(b)	a copy of an Officer’s Certificate dated 11 November 2015 and signed by John V. Del Col, Secretary of the Company, in relation to written resolutions of the board of directors of the Company (the “Board of Directors”) effective 11 November 2015 (the “Resolutions”);

(c)	entries and filings shown in respect of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 23 November 2015 (the “Company Searches”);

(d)	the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 23 November 2015 (the “Litigation Searches”);

(e)	a certificate of compliance dated 10 November 2015 issued by the Registrar of Companies in respect of the Company (the “Certificate of Compliance”);

(f)	a copy of the Preliminary Prospectus Supplement and the Prospectus;

(g)	a copy of the Certificate of Designations;

(h)	a copy of the Registration Statement;

(i)	a copy of the Tax Exemption Certificate (as defined herein); and

(j)	a copy of the permission of the Bermuda Monetary Authority dated 12 September 2005 in relation to the Company.

(items (a) to (j) are collectively referred to as the “Documents”).

We have assumed for the purposes of this opinion:

(i)	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(ii)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(iii)	the genuineness of all signatures on the Documents;

(iv)	the capacity, power and authority of each party to make, execute and issue each Document to which it is a party (other than the Company);

(v)	the accuracy and completeness of all factual representations contained in the Documents (except insofar as they are statements of Bermuda law and except insofar as they are opinion statements) and other documents reviewed by us;

(vi)	that the records which were the subject of the Company Searches were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Searches been materially altered;

(vii)	that the records which were the subject of the Litigation Searches were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Searches been materially altered;

(viii)	the correct procedure was carried out in respect of the Resolutions and the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all Directors of the Company as resolutions of the Board of Directors of the Company and that there is no matter affecting the authority of the Directors of the Company to effect the filing by the Company of the Registration Statement, not disclosed by the Company’s Constitutional Documents or by Bermuda law or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(ix)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Preferred Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Preliminary Prospectus Supplement and the Prospectus is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction.;

(x)	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(xi)	that the Company has filed the Preliminary Prospectus Supplement and the Prospectus in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Preliminary Prospectus Supplement and the Prospectus would benefit the Company.

Based upon and subject to the foregoing, and further subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

2.	When issued pursuant to the Resolutions and delivered against payment therefore in the circumstances referred to or summarised in the Preliminary Prospectus Supplement and the Prospectus, the Preferred Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

3.	All necessary corporate action required to have been taken by the Company in connection with the issue of the Preferred Shares pursuant to Bermuda law has been taken by or on behalf of the Company.

The opinions expressed above are subject to the following reservations:

(a)

searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal: (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book; (ii) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded; (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded; (iv) whether any arbitration or administrative proceedings are pending; or whether any proceedings are threatened, or whether any arbitrator has been appointed; or (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981, as amended, furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets;

(b)	we have not enquired as to whether there has been any change since the date of the Company Searches and Litigation Searches;

(c)	the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies;

(d)

any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no shareholder shall be bound by an alteration to the

Company’s Constitutional Documents after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company; and

(e)	where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

This opinion may be relied upon by Computershare Inc. and Computershare Trust Company, N.A. in connection with the issuance of the Preferred Shares and the Depositary Shares.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

/s/ASW Law Limted
ASW Law Limited